Exhibit 10(a)

Elizabeth A. Duke Chair of the Board of Directors Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104

Charles W. Scharf

September 26, 2019

SUBJECT: OFFER OF EMPLOYMENT

Dear Charlie:

On behalf of the Wells Fargo & Company (“Wells Fargo”) Board of Directors (the “Board”), I am pleased to extend you an offer of employment as Chief Executive Officer (“CEO”) and President, and appointment as a member of the Board of Directors. As we discussed, your employment as outlined in this offer letter and your appointment to the Board is subject to a prior written determination of no supervisory objection from the Office of the Comptroller of the Currency, and your ongoing Board membership is subject to annual election by shareholders starting at the annual shareholder meeting in 2020. You will also serve as the CEO and President, and as a member of the Board, of Wells Fargo Bank, N.A. Your start date will be mutually agreed upon based on the fulfillment of your obligations to your prior employer.

As Wells Fargo’s CEO, you will have the opportunity to lead the organization forward by driving transformational change that builds and protects the long-term value of a proud institution striving to serve its customers and communities in the best-possible way. Please review all the details related to this offer summarized below.

ANNUAL COMPENSATION

Your annual base-salary rate will be $2,500,000, subject to review from time to time for increase but not decrease. You will receive your base salary every two weeks on the Friday following the end of each two-week pay period. Your base salary compensates you for all hours worked in any given week and your biweekly base-salary calculation will be based on the exact number of business days within each calendar year.

You will be eligible for an annual bonus under the Wells Fargo Bonus Plan (“Bonus Plan”), which is generally payable in March of the year following the performance period, based on the successful completion of performance objectives and terms and conditions of the Bonus Plan. Subject to the following paragraph, your initial bonus eligibility will be a range from 0% to 300% of your annual base salary, with a target bonus of 200%. Each year, you will be instrumental in setting the performance objectives for determining the earned bonus awards. Final determination of your earned award under the Bonus Plan will be at the discretion of the Human Resources Committee (“HRC”) of the Board of Directors with ratification by the Board. Payments may be in the form of cash, long-term equity, long-term cash or a combination, as discretionarily determined by the HRC.

Subject to the commencement of your employment with Wells Fargo and the following sentence, for the 2019 performance year you will receive a cash award of no less than $5,000,000 (100% of target) under the Bonus Plan, with no proration for you having worked only a partial year during 2019. This bonus will be payable in March 2020, and will be reduced by the amount of any annual incentive compensation you receive from your prior employer for the 2019 bonus year. In subsequent years, the determination and payment of your earned bonus and other forms of compensation described in this offer will be subject to the conditions and restrictions imposed under applicable laws, rules and regulations. Except as expressly

1 of 6

provided otherwise herein, your rights to, or receipt of, compensation pursuant to this offer may be limited, modified, delayed, cancelled or recovered to ensure compliance with all such applicable laws, rules, regulations and guidance that may be issued thereunder.

As an important component of your annual compensation, you are also eligible to receive annual long-term incentive awards each year beginning in February of 2020 in the form of Performance Shares (“PSs”) or other forms of long-term awards. Annual awards are determined by and subject to approval by the HRC with ratification by the Board of Directors. In connection with the approval of your hire, the HRC has approved, and the Board has ratified, subject to your employment through the grant date, a grant to you in February 2020 of a PS Award of $15,500,000 in target value (the “Initial Annual Award”), subject to the vesting period and other conditions, including those outlined in the applicable award agreement provided once the award is granted.

Equity awards, including the Initial Annual Award and the Replacement Award (as defined below), will be made under the Wells Fargo & Company Long Term Incentive Compensation Plan or a successor plan (“LTICP”). For purposes of the Initial Annual Award and any future PS awards granted to you under the LTICP, the performance measurement will exclude the impact of any penalties or other charges related to litigation, investigations or examinations arising out of retail sales practices of the Company or arising out of other material regulatory matters related to conduct of the Company, in each case during periods prior to your commencement of employment with Wells Fargo. In addition, for purposes of the LTICP and any future equity award, “Retirement” shall mean termination of employment after reaching (i) age 55 with five completed years of service or (ii) such more favorable treatment as may apply based on the practices of Wells Fargo in effect from time to time.

REPLACEMENT FOR FORFEITED AWARDS

You will receive an award to replace compensation forfeited as a result of your departure from your prior employer, with an aggregate value of $25,982,686 on the date of the commencement of your employment (such award, the “Replacement Award”). The Replacement Award will be granted to you in the form of 570,421 Wells Fargo Restricted Share Rights (“RSRs”), which will vest in equal annual installments on the first through fifth anniversaries of your start date, subject to your continuous employment with Wells Fargo (or earlier termination by Wells Fargo other than for Cause or by you as a result of your Resignation Due to a Material Breach, each as defined below). Such RSRs will be subject to the terms of this offer letter and the terms of Wells Fargo’s standard form of equity award agreements for executive officers to the extent not inconsistent with this offer letter. The Replacement Award has been approved by the HRC and the Board. The Replacement Award value is based on the schedule of outstanding awards at your prior employer that you provided, using the average closing prices at your prior employer for all trading days during the month of August 2019, which is $43.15, and will be subject to provision of documentation regarding the forfeiture of the related award from your prior employer. A comparably calculated Wells Fargo average closing price for August 2019 of $45.55 is used for conversion to equivalent value at Wells Fargo. In addition to the Replacement Awards described above, to the extent that, as a result of the reduction of any notice period owed to your prior employer, you forfeit or incur obligations to reimburse your prior employer for equity compensation that vested prior to your commencement of employment with the Company, then upon presentation to the Chair of the HRC of evidence, acceptable to the HRC Chair, within 30 days after you have knowledge that any such shares were actually forfeited, recouped or cancelled by your prior employer, you will be granted, at the next meeting of the HRC that is at least 30 days after presentation of such evidence, a number of fully-vested Wells Fargo shares, determined as (x) the number of forfeited prior employer shares times (y) the ratio of your prior employer share price to the Wells Fargo share price (with both prices calculated as the average (unadjusted) closing prices for all trading days during the last calendar month completed prior to such forfeiture). For the avoidance of doubt, Wells Fargo will not be obligated to replace any prior employer shares forfeited as a result of any action that occurred during your employment with your prior employer that was not directly related to your acceptance of an offer, or commencement of employment, with Wells Fargo.

2 of 6

“Resignation Due to Material Breach” means your resignation following Wells Fargo’s material breach of a material provision of this offer letter (that remains uncured for 30 days after you have provided written notice of the material breach to Wells Fargo with a copy of such notice to the Chairs of the HRC and Audit Committees), which notice must be provided within 30 days of your knowledge of the alleged breach, and provided that you actually terminate your employment within 30 days following the expiration of the cure period. “Cause” means (1) the continued failure by you to substantially perform your duties; (2) your conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes you ineligible for coverage under the Company’s fidelity bond or otherwise makes you ineligible for continued employment; or (3) your violation of the Company’s policies, including but not limited to Wells Fargo’s Code of Ethics and Business Conduct (or the Code applicable to your line of business), Anti-Bribery and Corruption Policy, Information Security Policies, and Risk Management Accountability Policy. For the avoidance of doubt, an event or conduct constituting Cause could take place before or after your termination of employment.

DEFERRED COMPENSATION

You will be eligible to participate in Wells Fargo’s non-qualified deferred compensation plan for highly compensated team members. Under this plan, you may elect to defer up to 80% of your base salary and incentive/bonus compensation. If you are interested in participating in this plan, please let David Galloreese know, and he will confirm the details including enrollment and election timing.

BENEFITS PACKAGE, OTHER MATTERS

Wells Fargo provides a comprehensive benefits package to help team members maintain their overall health and wellness and to achieve financial security. The Company will promptly provide you with more-detailed benefits materials and enrollment forms prior to your employment start date. Within 30 days following the start of your employment, you will receive a payment in the amount of $5,000, less any applicable withholdings, to cover transitional items, including health care costs.

The CEO at Wells Fargo receives use of a car and driver for business purposes, new installation and regular maintenance of home security systems, and spousal travel to attend business-related events where spousal attendance is expected or customary. Corporate aircraft also is available for business and personal travel subject to the applicable Wells Fargo policy, and in the case of personal travel, subject to reimbursement of incremental costs in a manner agreed by the parties.

In addition, the CEO at Wells Fargo is identified as a “sensitive position.” This requires you to complete a two week or 10 consecutive working-day mandatory absence from the position responsibilities each calendar year to meet regulatory requirements.

In connection with your position, you will not be required to relocate or engage in travel that would result in a change to your current state of residence.

NEXT STEPS

When you start work, you will receive access to the Handbook for Wells Fargo Team Members, tax forms, and additional paperwork that you will need to get started. On your first day, please be sure to bring acceptable documents for establishing your employment eligibility as outlined in the Conditions of Employment at the end of this letter. You will need these documents in order to complete your new-hire paperwork.

Once again, I would like to warmly welcome you to Wells Fargo! Once you have completed your review of the offer letter and Conditions of Employment, as an indication of your acceptance of our offer, please sign the last page of this document.

3 of 6

If you have any questions, please contact me. We look forward to having you join us!

Sincerely,

/s/ Elizabeth A. Duke

Elizabeth A. Duke Chair of the Board of Directors

4 of 6

CONDITIONS OF EMPLOYMENT WELLS FARGO

The offer letter, including these Conditions of Employment, the Trade Secrets Agreement, and the Arbitration Agreement, constitutes the entire agreement between you and Wells Fargo. No other guarantees or promises of any kind have been made concerning the terms of your employment. Only the HRC with ratification by the Board may change or modify these terms.

Your employment with Wells Fargo has no specified term or length. Both you and Wells Fargo have the right to terminate your employment at any time, with or without advance notice and with or without cause. This is called “employment at will.”

This offer is contingent on your ability to provide, on or before the first day of employment, documentation that verifies your identification and eligibility to work in the United States, as outlined by the Immigration Reform and Control Act of 1986. As a result of federal legislation, and because Wells Fargo is a federal contractor, this offer is also contingent on your ability to successfully pass the federal E-Verify system check within the requisite period permitted by the E-Verify rules. Further, it does not include an offer by Wells Fargo for visa sponsorship.

As part of the process to verify your identity and eligibility to work in the United States, you should take the following steps to be prepared on your first day of employment:

1.    Access the electronic Form I-9, Employment Eligibility Verification, using the Cisive system. A link to the system will be emailed to your home email address before your hire date.

2.    Follow the instructions for completing section 1 of Form I -9.

3.    Determine which acceptable document(s) you will provide on your first day of employment to verify your identity and eligibility to work in the United States. The lists of acceptable documents are on Form I -9. Verify that the documents meet the unexpired date(s) requirement under Form I -9 rules.

4.    Bring the original document(s) (including a picture ID for E-Verify identification purposes) on your first day and each day thereafter until your manager (or manager’s designee) completes the review and verification process.

As a federally insured institution, Wells Fargo is unable to employ individuals who have been convicted of or participated in a pre-trial diversion program with respect to a crime of dishonesty or breach of trust, or any person who does not meet Wells Fargo’s bond requirements. Wells Fargo also may elect not to employ individuals with certain convictions for crimes involving violence or harassment. Therefore, this offer is contingent on the results of your background investigation that includes fingerprinting, required regulatory reviews and any ongoing screening for continued employment.

To protect Wells Fargo’s intellectual property and human capital, all new hires are required to complete a corporate Trade Secrets Agreement. The Trade Secrets Agreement contains an agreement not to disclose Wells Fargo trade secrets and confidential and proprietary information, an agreement for non-solicitation, and assignment of inventions to Wells Fargo if the inventions were made or conceived while you were employed by Wells Fargo.

In addition, when employment disputes cannot be resolved internally, it is helpful to do so through private arbitration instead of court. All new hires are required to complete an Arbitration Agreement in which you and Wells Fargo mutually agree to final and binding arbitration of your employment disputes when they cannot be resolved internally.

By signing and submitting this offer letter, you accept and agree to all terms and conditions of this offer of employment.

5 of 6

Accepted and agreed to by:

/s/ Charles W. Scharf	September 26, 2019
Signature of Candidate Charles W. Scharf	Date

6 of 6